Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Valley National Bancorp

We consent to the use of our reports dated February 28, 2011, with respect to the consolidated statements of financial condition of Valley National Bancorp and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Valley National Bancorp incorporated by reference in the Proxy Statement Prospectus and Registration Statement on Form S-4 and to the reference to our firm under the heading “Experts” in the Proxy Statement Prospectus.

Our report refers to a change in Valley’s method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board as of January 1, 2009.

/s/ KPMG LLP

Short Hills, New Jersey
June 30, 2011